                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                             Barr Laboratories, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    068306109
                                 (CUSIP Number)

                                Meyer F. Florence
                                150 Signet Drive
                         Weston, Ontario, Canada M9L 1T9
                                 (416) 749-9300
  (Name, Address and Telephone Number of Person Authorized to Received Notices
                               and Communications)

                                December 12, 2002
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box /__/.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                           Bernard C. Sherman

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF         7)       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      8)       SHARED VOTING POWER
OWNED BY                   10,382,038
EACH              9)       SOLE DISPOSITIVE POWER
REPORTING                  0
PERSON WITH      10)       SHARED DISPOSITIVE POWER
                           10,382,038

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                           The Bernard and Honey Sherman Trust

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF         7)      SOLE VOTING POWER
SHARES                    0
BENEFICIALLY      8)      SHARED VOTING POWER
OWNED BY                  10,382,038
EACH              9)      SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON WITH      10)      SHARED DISPOSITIVE POWER
                          10,382,038

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  OO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherman Holdings Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF         7)      SOLE VOTING POWER
SHARES                    0
BENEFICIALLY      8)      SHARED VOTING POWER
OWNED BY                  10,382,038
EACH              9)      SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON WITH      10)      SHARED DISPOSITIVE POWER
                          10,382,038

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                           Shermco Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF         7)      SOLE VOTING POWER
SHARES                    0
BENEFICIALLY      8)      SHARED VOTING POWER
OWNED BY                  10,382,038
EACH              9)      SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON WITH      10)      SHARED DISPOSITIVE POWER
                          10,382,038

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                           Sherfam Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF         7)      SOLE VOTING POWER
SHARES                    0
BENEFICIALLY      8)      SHARED VOTING POWER
OWNED BY                  10,382,038
EACH              9)      SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON WITH      10)      SHARED DISPOSITIVE POWER
                          10,382,038

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                           Apotex Holdings Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF         7)      SOLE VOTING POWER
SHARES                    0
BENEFICIALLY      8)      SHARED VOTING POWER
OWNED BY                  10,382,038
EACH              9)      SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON WITH      10)      SHARED DISPOSITIVE POWER
                          10,382,038

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                           SHERMFIN INC.  22-2416614

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA

NUMBER OF         7)      SOLE VOTING POWER
SHARES                    0
BENEFICIALLY      8)      SHARED VOTING POWER
OWNED BY                  10,382,038
EACH              9)      SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON WITH      10)      SHARED DISPOSITIVE POWER
                          10,382,038


11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                           Sherman Delaware, Inc.  13-3083682

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                  (b) [X]

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA

NUMBER OF         7)      SOLE VOTING POWER
SHARES                    0
BENEFICIALLY      8)      SHARED VOTING POWER
OWNED BY                  10,382,038
EACH              9)      SOLE DISPOSITIVE POWER
REPORTING                 0
PERSON WITH      10)      SHARED DISPOSITIVE POWER
                          10,382,038


11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,382,038

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  23.7%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

The Reporting Persons (as defined below) hereby amend and supplement the
Schedule 13D originally filed with the Securities and Exchange Commission (the "SEC") on March 26, 1999, as amended by Amendment No. 1 filed with the SEC on July 1, 1999 and as further amended by Amendment No. 2 filed with the SEC on June 14, 2001 (the "Schedule") as follows:

         This Schedule relates to the common stock, par value $.01 per share ("Common Stock"), of Barr Laboratories, Inc., a Delaware corporation (the "Issuer").

"Item 2.  Identity and Background.

         Item 2 (a) of the Schedule is hereby amended by deleting the existing text and inserting the following text in its stead:

                  (a) This statement is being filed jointly by the following parties: (i) Bernard C. Sherman ("Dr. Sherman"), who has sole voting and dispositive control, as the sole trustee, of the Bernard and Honey Sherman Trust ("Sherman Trust"), and who owns 99% of the outstanding capital stock of Sherman Holdings Inc. ("Sherman Holdings"); (ii) Sherman Trust which owns 99% of the common stock of Shermco Inc. ("Shermco"); (iii) Sherman Holdings which owns 99% of the preferred stock of Shermco; (iv) Shermco which owns all of the outstanding capital stock of Sherfam Inc. ("Sherfam"); (v) Sherfam which owns all of the outstanding capital stock of Apotex Holdings Inc. ("Apotex"); (vi) Apotex which owns all of the outstanding capital stock of SHERMFIN, INC. ("Shermfin"); (vii) Shermfin which owns all of the outstanding capital stock of Sherman Delaware, Inc. ("SDI"); and (viii) SDI which directly owns Common Stock of the Issuer (individually, a "Reporting Person" and, collectively, the "Reporting Persons").*"

------------

*Neither the present filing nor anything contained herein shall be construed as an admission that any Reporting Person constitutes a "person" for any purpose other than Section 13(d) of the Act.

"Item 5.  Interest in Securities of the Issuer.

         Items 5(a) and (b) of the Schedule are hereby amended by deleting the existing text and inserting the following text in its stead:

                                        Amount
                                     Beneficially                         Sole Power to Vote    Shared Power to Vote
        Reporting Person               Owned (1)      Percent of Class    or Direct the Vote     or Direct the Vote
1. Dr. Sherman                       10,382,038(2)          23.7                   0                10,382,038(2)
2. Sherman Trust                     10,382,038(2)          23.7                   0                10,382,038(2)
3. Sherman Holdings                  10,382,038(2)          23.7                   0                10,382,038(2)
4. Shermco                           10,382,038(2)          23.7                   0                10,382,038(2)
5. Shermfam                          10,382,038(2)          23.7                   0                10,382,038(2)
6. Apotex                            10,382,038(2)          23.7                   0                10,382,038(2)
7. Shermfin                          10,382,038(2)          23.7                   0                10,382,038(2)
8. SDI                               10,382,038(2)          23.7                   0                10,382,038(2)

(1) All share amounts have been adjusted from those disclosed in Amendment No. 1 to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend distributed on June 29, 2000.
(2) By virtue of the relationships described in Item 2(a) above, Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by SDI.

         The filing of this statement by Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin shall not be construed as an admission that any of Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex or Shermfin, is, for the purposes of Section 13(d) or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

         Because of the relationships described in Item 2(a) above, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group."

         Item 5(c) of the Schedule is hereby amended by deleting the existing text and inserting the following text in its stead:

                 "Other than as described below, there were no transactions in the Company's Common Stock effected by the Reporting Persons during the past sixty days. All of the transactions set forth below were effected by the sale by SDI of such shares of Common Stock in open market transactions pursuant to Rule 144 under the Securities Act of 1933, as amended.

  Type of                    Trade                  No. of        Price per
Transaction                   Date                  Shares          Share
---------------------------------------------------------------------------------
Open Market Sale            12/11/02                71,000          66.00
---------------------------------------------------------------------------------
Open Market Sale            12/11/02                 2,500          66.20
---------------------------------------------------------------------------------
Open Market Sale            12/11/02                 5,000          66.37
---------------------------------------------------------------------------------
Open Market Sale            12/11/02                 2,500          66.30
---------------------------------------------------------------------------------
Open Market Sale            12/11/02                 5,000          65.50
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,300          65.35
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   100          65.26
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   500          65.25
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   300          65.19
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   100          65.18
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   400          65.17
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   100          65.13
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   300          65.02
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 3,000          65.01
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,100          65
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 6,100          64.91
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   100          64.86
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                53,800          64.4
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,700          64.54
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,600          64.53
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   600          64.52
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 7,100          64.5
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 2,600          64.44
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,500          64.39
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 4,100          64.37
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 6,600          64.35
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,000          64.31
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                10,200          64.3
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   400          64.27
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                34,200          64.45
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   200          64.65
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,200          64.63
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   500          64.57
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,600          64.56
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   500          64.41
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   300          64.34
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,600          64.29
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   300          64.28
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,100          64.25
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   900          64.48
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   600          64.47
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 1,600          64.46
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 2,700          64.36
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   500          64.32
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   400          64.64
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   100          64.62
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 2,700          64.61
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                 3,500          64.6
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   300          64.59
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   300          64.55
---------------------------------------------------------------------------------
Open Market Sale            12/12/02                   300          64.38
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 2,700          64.5
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   800          64.49
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,000          64.47
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,200          64.46
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   700          64.45
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   500          64.44
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   500          64.43
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 6,100          64.38
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 3,200          64.37
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,300          64.36
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 9,000          64.35
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,000          64.34
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   700          64.33
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   700          64.31
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 7,700          64.3
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   300          64.29
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                13,300          64.28
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   100          64.27
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,700          64.26
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 5,700          64.25
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 2,800          64.2
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   500          64.18
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                25,000          64.15
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                15,100          64.1
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,600          64.06
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,000          64.05
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,300          64.03
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                 1,000          64.02
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                   700          64.01
---------------------------------------------------------------------------------
Open Market Sale            12/13/02                12,000          64
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   700          64.1
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 1,500          64.04
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   200          64.01
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                10,000          64
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 2,800          63.99
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 4,600          63.98
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 4,000          63.97
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 1,800          63.96
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 1,000          63.95
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 1,400          63.94
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   500          63.93
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   700          63.92
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 6,500          63.9
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                13,500          63.89
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 4,000          63.87
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 2,400          63.86
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   100          63.85
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 3,200          63.84
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 6,300          63.83
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 1,200          63.82
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   100          63.81
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   700          63.8
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 7,400          63.79
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 1,400          63.78
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                 4,200          63.77
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   400          63.76
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                   400          63.75
---------------------------------------------------------------------------------
Open Market Sale            12/16/02                23,300          63.74
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 2,100          63.79
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   600          63.78
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,700          63.77
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   100          63.76
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   800          63.75
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   100          63.74
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,200          63.73
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   200          63.72
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   200          63.71
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 2,600          63.7
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   100          63.68
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,400          63.65
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 3,100          63.63
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                19,900          63.6
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   100          63.57
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   200          63.56
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,900          63.55
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   700          63.54
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   500          63.5
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   600          63.42
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                23,800          63.4
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   300          63.38
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   100          63.36
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   900          63.35
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,800          63.33
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 2,200          63.32
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,800          63.31
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,100          63.3
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,800          63.29
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 2,100          63.28
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 4,700          63.27
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                 1,000          63.26
---------------------------------------------------------------------------------
Open Market Sale            12/17/02                   300          63.25
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   800          63.15
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   200          63.13
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,500          63.19
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   300          63.17
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                25,200          63.08
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 6,500          63.12
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,700          63.11
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,400          63.1
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,700          63.06
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 8,200          63.05
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 3,000          63.03
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                37,300          63.04
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                80,400          63
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,000          63.02
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   700          63.01
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                22,900          62.9
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   400          62.96
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,300          62.93
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 3,300          62.92
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,600          62.95
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   400          62.98
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   800          62.99
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 2,700          62.91
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 2,100          62.94
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   400          62.87
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   400          62.89
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   100          62.88
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,200          62.85
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   600          62.86
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 4,200          62.84
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                   300          62.83
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 9,100          62.82
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 4,800          62.8
---------------------------------------------------------------------------------
Open Market Sale            12/18/02                 1,100          62.81
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   100          64.75
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   200          64.76
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   200          65.67
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   300          64.82
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   300          64.59
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   300          64.21
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   400          65.6
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   400          64.9
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   400          64.54
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   400          64.69
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   600          65.66
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   600          64.52
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   700          65.28
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   700          64.58
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   900          64.93
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   900          64.5
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                   900          64.08
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 1,000          65.3
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 1,100          65.32
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 1,200          65.36
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 1,400          65.38
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 1,500          64.06
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 1,700          64.8
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 1,800          64.55
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 2,000          64.57
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 2,100          65.25
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 2,100          64.61
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 2,200          64.2
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 2,300          64.04
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 2,700          64.15
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 3,100          64.63
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 3,200          64.62
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 3,400          65.4
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 3,600          64.51
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 3,700          65.33
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 4,200          65.45
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 4,200          64.6
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 4,200          64.56
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 4,300          65.51
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 5,000          64.05
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 5,800          64.12
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 6,000          64.65
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 7,900          65.35
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                 8,000          64.07
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                10,700          64.02
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                19,600          64.01
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                29,500          65.5
---------------------------------------------------------------------------------
Open Market Sale            12/20/02                65,100          64          "
---------------------------------------------------------------------------------

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    December 24, 2002
                                  /s/ Bernard C. Sherman
                                  ----------------------
                                  BERNARD C. SHERMAN

                                  BERNARD AND HONEY SHERMAN TRUST
                                  /s/ Bernard C. Sherman
                                  ----------------------
                                  Bernard C. Sherman
                                  Sole Trustee

                                  SHERMAN HOLDINGS INC.

                                  By: /s/ Bernard C. Sherman
                                     -----------------------
                                          Bernard C. Sherman
                                          President

                                  SHERMCO INC.

                                  By: /s/ Bernard C. Sherman
                                     -----------------------
                                          Bernard C. Sherman
                                          Chairman

                                  SHERFAM INC.

                                  By: /s/ Bernard C. Sherman
                                     -----------------------
                                          Bernard C. Sherman
                                          Chairman

                                  APOTEX HOLDINGS INC.

                                  By: /s/ Bernard C. Sherman
                                     -----------------------
                                          Bernard C. Sherman
                                          President

                                  SHERMFIN, INC.

                                  By: /s/ Bernard C. Sherman
                                     -----------------------
                                          Bernard C. Sherman
                                          President

                                  SHERMAN DELAWARE, INC.

                                  By: /s/ Bernard C. Sherman
                                     -----------------------
                                          Bernard C. Sherman
                                          President